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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Reiter           Joann               M.              F5 Networks, Inc. (ffiv)                  Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
    c/o F5 Networks, Inc.                         Person, if an entity    January 2002          ----        title ---       below)
    401 Elliott Avenue West                       (Voluntary)             -------------------               below)
---------------------------------------------                             5. If Amendment,
                 (Street)                                                    Date of Original        VP and General Counsel and
                                                                             (Month/Year)            Corporate Secretary
                                                                                             ---------------------------------------
                                                                                             7. Individual or Joint//group Filing
                                                                                                (Check Applicable Line)

                                                                                                 X   Form filed by One Reporting
                                                                                                ---- Person
                                                                                                     Form filed by More Than One
 Seattle              WA           98119                                                        ---- Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)    Code    V      Amount   (A) or  Price                            (I)            ship
                                                                    (D)                                      (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     1/18/02     M             1,250     A      $0.75         16,135                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by morfe than one reporting person, see Instreuction (4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB Number                                                                                   (Over)

                                                                                                                     SEC 1474 (7/96)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Incentive Stock Option       $0.75       1/18/02     M                 1,250           9/14/08   Common    1,250
(right to buy)                                                                                   Stock
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
9. Number of                 10. Ownership               11. Nature of
   Derivative                    Form of                     Indirect
   Securities                    Derivative                  Beneficial
   Beneficially                  Security:                   Ownership
   Owned at End                  Direct (D)                  (Instr. 4)
   of Month                      or Indirect (I)
   (Instr. 4)                    (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /S/ Joann Reiter              2/5/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                              Page 2
in this form are not required to respond unless the form displays a currently                                        SEC 1474 (3-99)
valid OMB Number.


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